EXHIBIT 99.1

 Early Exercise of Warrants Provides Circle Star Energy $2.4 Million

FORT WORTH, TX – (MARKETWIRE – May 3, 2012) – Circle Star Energy Corp. (OTCBB: CRCL) (the “Company” or “Circle Star”) is pleased to announce receipt of $2,400,000 from the early exercise of warrants issued as part of Circle Star’s unit offering in June 2011.  The units consisted of one share of common stock and one common stock purchase warrant exercisable to acquire one share of common stock at an exercise price of $0.50 through June 15, 2013. The warrants were fully exercised.

Circle Star intends to use the proceeds to fund  repayment of debt obligations, acquisition capital needs and/or general corporate purposes.

Circle Star CEO, Jeff Johnson, commented, “We view these exercises as a vote of confidence from our shareholders.  This investment demonstrates support of the Circle Star team and our vision and strategy.  This capital will be used in a prudent manner to expand the growth potential of Circle Star in our effort to generate shareholder value.”

The common stock issued in connection with the warrant exercise have not been and will not be registered under the United States Securities Act of 1933, as amended or any state securities laws.

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, our use of proceeds, expectations related to our vision and strategy and our plans for growth and increase of shareholder value. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new business opportunities and development stage companies and the possibility that certain acquisitions will not close. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission. Although the Company has attempted to identify important factors that could cause the use of proceeds to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, the Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information please contact:
Circle Star Energy Corp.
7065 Confederate Park Road, Suite 102
Fort Worth, Texas 76108
Phone: +1 (817) 744-8502
Email: info@circlestarenergy.com
Web: www.circlestarenergy.com

Source: Circle Star Energy Corp.